Generation Bio Reports Business Highlights and

Third Quarter 2022 Financial Results

Cash balance of $301.2M expected to fund operations into 2025

Cambridge, Mass. – Nov. 3, 2022 – Generation Bio Co. (Nasdaq: GBIO), a biotechnology company innovating genetic medicines for people living with rare and prevalent diseases, reported business highlights and third quarter 2022 financial results.

“Generation Bio’s mission is to unlock the full promise of genetic medicine by developing novel durable, redosable and titratable DNA therapeutics,” said Geoff McDonough, M.D., president and chief executive officer of Generation Bio. “We are focused on establishing species translation for delivery of closed-ended DNA (ceDNA) to the liver with our proprietary cell-targeted lipid nanoparticles (ctLNPs). Our strong cash position supports this work as well as advancing our lead hemophilia A program. We plan to invest subsequently in additional programs in the liver and in targeting to reach additional cell types.”

Business Highlights

●	Phillip Samayoa, Ph.D. named chief strategy officer: In September 2022, the company announced the promotion of Phillip Samayoa, Ph.D. to chief strategy officer. Since co-founding Generation Bio in 2017, Dr. Samayoa has led strategy, corporate and portfolio development, most recently serving as senior vice president. Prior to joining the company, he was a principal at Atlas Venture where he focused on genetic medicines and building novel platform therapeutics companies, including Dyne Therapeutics.

Third Quarter 2022 Financial Results

●	Cash Position: Cash, cash equivalents and marketable securities were $301.2 million as of September 30, 2022, compared with $375.1 million in cash and cash equivalents as of December 31, 2021. The company believes that its cash position will fund its operating plan into 2025.
●	R&D Expenses: Research and development (R&D) expenses were $21.2 million for the quarter ended September 30, 2022, compared to $22.0 million for the quarter ended September 30, 2021.
●	G&A Expenses: General and administrative (G&A) expenses were $11.5 million for the quarter ended September 30, 2022, compared to $9.7 million for the quarter ended September 30, 2021.
●	Net Loss: Net loss was $31.3 million, or $0.53 basic and diluted net loss per share, for the quarter ended September 30, 2022, compared to a net loss of $31.9 million, or $0.56 basic and diluted net loss per share, for the quarter ended September 30, 2021.

About Generation Bio

Generation Bio is innovating genetic medicines to provide durable, redosable treatments for people living with rare and prevalent diseases. The company’s non-viral genetic medicine platform incorporates a novel DNA construct called closed-ended DNA, or ceDNA; a unique cell-targeted lipid nanoparticle delivery system, or ctLNP; and a highly scalable capsid-free manufacturing process that uses proprietary cell-free rapid enzymatic synthesis, or RES, to produce ceDNA. The platform is designed to enable multi-year durability from a single dose, to deliver large genetic payloads, including multiple genes, to specific cell types, and to allow titration and redosing to adjust or extend expression levels in each patient. RES has the potential to expand Generation Bio’s manufacturing scale to hundreds of millions of doses to support its mission to extend the reach of genetic medicine to more people, living with more diseases, around the world.

For more information, please visit www.generationbio.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the company, including statements about the company’s strategic plans or objectives, cash resources, technology platform, research and clinical development plans, and preclinical data and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the identification and development of product candidates, including the conduct of research activities, the initiation and completion of preclinical studies and clinical trials and clinical development of the company’s product candidates; uncertainties as to the availability and timing of results from preclinical studies and clinical trials; whether results from earlier preclinical studies will be predictive of the results of later preclinical studies and clinical trials; uncertainties regarding the RES manufacturing process; uncertainties regarding the company’s ability to assign or sublease its manufacturing property; whether the changes to the company’s manufacturing strategy will achieve the anticipated savings; challenges in the manufacture of genetic medicine products; whether the company’s cash resources are sufficient to fund the company’s operating expenses and capital expenditure requirements for the period anticipated; the impact of the COVID-19 pandemic on the company’s business and operations; expectations for regulatory approvals to conduct trials or to market products; as well as the other risks and uncertainties set forth in the “Risk Factors” section of the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are on file with the Securities and Exchange Commission, and in subsequent filings the company may make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof. The company anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date on which they were made.

Investors and Media Contact

Maren Killackey

Generation Bio

mkillackey@generationbio.com

857-371-4638

GENERATION BIO CO.

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)

Earnings Release Balance Sheet	September 30, 2022	December 31, 2021
Cash, cash equivalents and marketable securities	$301,169	$375,145
Working capital	293,240	360,378
Total assets	402,799	476,771
Total stockholders’ equity	308,749	381,746

GENERATION BIO CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,
	2022	2021
Operating expenses:
Research and development	$21,192	$21,991
General and administrative	11,477	9,667
Total operating expenses	32,669	31,658
Loss from operations	(32,669)	(31,658)
Other income:
Other income (expense) and interest income, net	1,363	(197)
Net loss and net loss attributable to common stockholders	$(31,306)	$(31,855)
Net loss per share attributable to common stockholders, basic and diluted	$(0.53)	$(0.56)
Weighted average common shares outstanding, basic and diluted	58,872,334	56,629,193

Comprehensive loss:
Net loss	$(31,306)	$(31,855)
Other comprehensive loss:
Unrealized gains (losses) on marketable securities	37	(3)
Comprehensive loss	$(31,269)	$(31,858)